CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion or incorporation by reference in this Post Effective Amendment No. 2 to Form SB-2/A Registration Statement dated October 11, 2007, of the following:

Our report to the Stockholders and Board of Directors of Eden Energy Corporation dated January 11, 2008 on the consolidated financial statements of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and the period from January 1, 2004 (date of inception of exploration stage) to December 31, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

/S/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

Vancouver, Canada

January 11, 2008